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                                                                    Exhibit 99.1

          IXYS Makes Offer to Purchase Westcode Semiconductors Limited

     SANTA CLARA, Calif.--(BUSINESS WIRE)--Jan. 3, 2002--IXYS Corporation (Nasdaq:SYXI - news), a leader in power semiconductors for power conversion and
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motion control applications, announced that it has made an offer to acquire for cash 100% of the equity of Westcode Semiconductors Limited, a UK-based power semiconductor company. The IXYS offer is contingent upon the satisfactory completion of due diligence by IXYS, approval of the proposed transaction by the IXYS board of directors and the execution of definitive agreements providing for the transaction. Westcode has agreed to enter into exclusive negotiations with IXYS, and the parties hope to complete the proposed acquisition in January 2002.

     Westcode has an international reputation for the research, development, manufacture, sales and marketing of high power semiconductor devices, including 2.5kV and 5.2kV IGBT press packs. Westcode also has a strong presence in the USA, Europe and Japan, serving customers in induction heating, welding, motor controls (AC and DC drives), traction, electric vehicles and HVDC markets.

     Westcode's revenues for the twelve months ending December 31, 2001 exceeded $29 million.

     Since 1998, Westcode has been distributing selected IXYS products through its established worldwide sales channels. Over the past twelve months, IXYS and Westcode have further strengthened their business relationship by working together to develop Westcode's capability for manufacturing wafers for IXYS.

     "We have known Westcode and its management team as a customer and a supplier, and realize that their products would fit our growth strategy into higher power semiconductors and would thus extend IXYS' market reach," said Dr. Nathan Zommer, CEO and President of IXYS Corporation. "The proposed acquisition of Westcode would bring to IXYS, technical and manufacturing expertise in very high power products as well as access to a wider range of customers."

     Bill Jones, President of Westcode, states, "This is excellent news for Westcode and we are very excited by the opportunities that consummation of the proposed transaction would offer. Westcode and IXYS have had a history of working closely together, and we are comfortable with IXYS' Silicon Valley style of management. Together, we look forward to developing products and markets that would be very expensive and difficult to do separately."

     "Our technologies are similar, but they are not the same, and we feel that the synergy between the products of IXYS and Westcode would enhance the attractiveness of IXYS for its present and future customer base," added Peter Ingram, President of IXYS Europe.

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     IXYS develops and markets primarily high performance power semiconductor devices that are used in controlling and converting electrical power efficiently in power systems for the telecommunication and internet infrastructure, motor drives, medical systems and transportation. IXYS also serves its markets with a combination of digital and analog integrated circuits.

     Statements in this press release regarding IXYS' business that are not historical facts are "forward-looking statements" that involve risks and uncertainties, including, but not limited to the synergies that may be derived from the acquisition of Westcode by IXYS, the ability of IXYS and Westcode to develop, manufacture, and market new products, the ability of IXYS to successfully integrate Westcode, and the demand by end-users for the products produced by the customers of both companies, and the other risks detailed from time to time in IXYS' reports filed with the Securities and Exchange Commission. Further information on other factors that could affect IXYS' operations is detailed and included in IXYS' Form 10-K, as filed with the Securities and Exchange Commission, which includes the IXYS Corporation audited financial statements as of March 31, 2001 and 2000. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

Contact:

         IXYS Corporation, Santa Clara
         Arnold P. Agbayani, 408/982-0700


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